UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2013

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York 10004 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 14, 2013, Nielsen Holdings N.V. (“Nielsen” or the “Company”) entered into the Agreement Terminating the Amended and Restated Shareholders’ Agreement Regarding Nielsen Holdings N.V. (the “Termination Agreement”), dated as of August 14, 2013, with The Nielsen Company B.V. (“TNC”), Valcon Acquisition B.V. (“Valcon”), Valcon Acquisition Holding (Luxembourg) S.ar.l. (“Luxco”) and funds associated with or designated by AlpInvest Partners (“AlpInvest”), The Blackstone Group (“Blackstone”), The Carlyle Group (“Carlyle”), Centerview Partners (“Centerview”), Hellman & Friedman LLC (“Hellman & Friedman”), Kohlberg Kravis Roberts & Co. (“KKR”) and Thomas H. Lee Partners (“THL” and, together with AlpInvest, Blackstone, Carlyle, Centerview, Hellman & Friedman and KKR, the “Sponsors”). The Termination Agreement terminates in all material respects the Amended and Restated Shareholders’ Agreement Regarding Nielsen Holdings N.V., dated as of January 31, 2011, as amended, by and among Nielsen, TNC, Valcon, Luxco and the Sponsors, other than with respect to certain specified provisions, including provisions regarding indemnification, access to information and confidentiality. The parties entered into the Termination Agreement in light of the Sponsor’s reduced ownership of Nielsen common stock.

In connection with the Termination Agreement, on August 14, 2013, Nielsen entered into separate letter agreements with affiliates of each of Blackstone, Carlyle, Hellman & Friedman, KKR and THL (each such affiliate, a “Counterparty”), which provides such Counterparty with the right to nominate one director to Nielsen’s Board of Directors directly, rather than through Luxco, if such Counterparty holds, directly or indirectly, at least 3% of Nielsen’s voting power.

Also in connection with the Termination Agreement, on August 14, 2013, Nielsen entered into a letter agreement with affiliates of AlpInvest, which provides AlpInvest with the right to receive information from the Company subject to confidentiality, insider trading restrictions and other provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2013

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer

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